Investment Company Act File No. 811-22763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 14 ☒

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CPG CARLYLE COMMITMENTS FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

500 Fifth Avenue, 31st Floor
New York, New York 10110
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
500 Fifth Avenue, 31st Floor
New York, New York 10110
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

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Check each box that appropriately characterizes the Registrant:

☒       Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐       Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐       Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐       A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐       Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐       Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐       If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐       New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG CARLYLE COMMITMENTS FUND, LLC

December 2021

Supplement to the Confidential Memorandum

Dated March 30, 2018

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG CARLYLE COMMITMENTS FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, CLASS A AND CLASS I UNITS OF BENEFICIAL INTEREST (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS AN ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

THE CARLYLE GROUP INC. (AND ITS AFFILIATES) (COLLECTIVELY, "CARLYLE") IS NOT AN ADVISER OR AFFILIATE OF THE FUND OR CPG CARLYLE COMMITMENTS MASTER FUND, LLC (THE "MASTER FUND"). FURTHERMORE, NEITHER THE FUND NOR THE MASTER FUND IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF UNITS OF THE FUND, THE OWNERS OF INTERESTS IN THE MASTER FUND OR ANY OTHER PERSON REGARDING THE ADVISABILITY OF INVESTING IN THE FUND OR THE MASTER FUND. CERTAIN INFORMATION IN THE CONFIDENTIAL MEMORANDUM RELATING TO CARLYLE AND THE UNDERLYING CARLYLE FUNDS HAS BEEN DERIVED BY THE FUND FROM MATERIALS FURNISHED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION REGARDING, AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY TO ANY RECIPIENT OF THE CONFIDENTIAL MEMORANDUM FOR, SUCH INFORMATION OR ANY OTHER INFORMATION SET FORTH THEREIN OR HEREIN. FURTHER, CARLYLE HAS NO OBLIGATION TO TAKE THE NEEDS OF THE OWNERS OF UNITS OF THE FUND, OR THE OWNERS OF INTERESTS IN THE MASTER FUND, INTO CONSIDERATION WHEN MANAGING THE UNDERLYING CARLYLE FUNDS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

CPG Carlyle Commitments Fund, LLC Supplement

December 2021

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated March 30, 2018, as amended or supplemented from time to time (the "Memorandum") of CPG Carlyle Commitments Fund, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum and the Supplement to the Memorandum dated October 2021. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application/Subscription Agreement.

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On November 19, 2021, based on the recommendation of the Audit Committee, the Board, including the Independent Directors voting separately, approved the engagement of PricewaterhouseCoopers LLP ("PwC") to replace Ernst & Young LLP ("EY") as the Fund's independent registered public accounting firm for the current fiscal year ending March 31, 2022, effective upon receipt of a satisfactory independence letter from PwC, which was received on December 20, 2021. Based principally on representations from PwC, the Fund does not know of any direct financial or material indirect financial interest of PwC in the Fund.

The Board's decision does not reflect any disagreements with or dissatisfaction by the Fund or the Board with the performance of EY. Rather, the Board's decision was recommended by the Audit Committee in light of the existence of certain business relationships with, and the provision of certain services to, Macquarie and its affiliates that would be considered independence impairing to the Fund under the independence rules of the SEC and the Public Company Accounting Oversight Board. In the event that investors approve the New Agreement, EY could not continue to serve as the Fund's independent registered public accounting firm commencing upon the closing of the Transaction. As a result, EY was replaced as the Fund's independent registered public accounting firm on December 20, 2021, the effective date of the engagement of PwC.

EY served as the Fund's independent registered public accounting firm for the fiscal years ended March 31, 2020 and March 31, 2021. EY's audit report on the Fund's financial statements as of and for those fiscal years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended March 31, 2020 and March 31, 2021 and through December 20, 2021 (the "Covered Period"): (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of EY would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports for the Covered Period, and (ii) there were no "reportable events" (as that term is described in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

The Fund provided EY with a copy of the foregoing disclosures, and requested that EY furnish them with a letter addressed to the SEC stating whether or not it agrees with the disclosures. A copy of EY's letter, stating that it agrees with the disclosures, will be filed as an exhibit to the Fund's Form N-CSR for the fiscal year ending March 31, 2022.

During the Covered Period, neither the Fund nor any person on its behalf consulted with PwC regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) any matter that was the subject of a "disagreement" or "reportable events" (as those terms are described in Items 304(a)(1)(iv) and the related instruction or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act).

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements:

The audited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the fiscal year ended March 31, 2021, including the reports of the Registrant's and CPG Carlyle Commitments Master Fund, LLC's independent registered public accounting firm, and the unaudited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the semi-annual period ended September 30, 2021, are incorporated by reference to the Registrant's Annual Report and Semi-Annual Report, respectively.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on October 30, 2012 (the "Registration Statement").

	(a)(2)	Certificate of Amendment is incorporated by reference to Exhibit (a)(2) of Amendment No. 6 to the Registration Statement, filed on March 22, 2017 ("Amendment No. 6").

	(a)(3)	Certificate of Amendment is incorporated by reference to Exhibit (a)(3) of Amendment No. 6.

	(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement, dated March 16, 2017 is incorporated by reference to Exhibit (a)(4) of Amendment No. 6.

	(b)	Not Applicable

	(c)	Not Applicable

	(d)(1)	Rule 18f-3 Plan is incorporated by reference to Exhibit (d)(1) of Amendment No. 3 to the Registration Statement, filed on November 25, 2015 ("Amendment No. 3").

	(d)(2)	See Item 25(2)(a)(4)

	(e)	Not Applicable

	(f)	Not Applicable

	(g)	Form of Investment Advisory Agreement is incorporated by reference to Exhibit (g)(1) of Amendment No. 1 to the Registration Statement, filed on January 11, 2013 ("Amendment No. 1").

	(h)(1)	Form of Placement Agency Agreement is incorporated by reference to Exhibit (h)(1) of Amendment No. 3.

(h)(2)	Form of Servicing and Sub-Placement Agency Agreement is incorporated by reference Exhibit (h)(2) of Amendment No. 8 to the Registration Statement, filed on April 10, 2018.

(h)(3)	Form of Distribution Plan, as amended and restated, is incorporated by reference to Exhibit (h)(3) of Amendment No. 6.

(i)	Not Applicable

(j)(1)	Form of Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j) of Amendment No. 3.

(j)(2)	Form of Amendment to Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(2) of Amendment No. 10 to the Registration Statement, filed on April 7, 2020 ("Amendment No. 10").

(k)(1)	Form of Services Agreement is incorporated by reference Exhibit (k)(1) of Amendment No. 9 to the Registration Statement, filed on July 19, 2019.

(k)(2)	Form of Escrow Agreement with respect to Class A Units of Beneficial Interest is incorporated by reference to Exhibit (k)(2) of Amendment No. 10.

(k)(3)	Form of Escrow Agreement with respect to Class I Units of Beneficial Interest is incorporated by reference to Exhibit (k)(3) of Amendment No. 10.

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of the Registrant, as revised November 19, 2021, is filed herewith.

(r)(2)	Code of Ethics of Central Park Advisers, LLC, updated September 2021, is filed herewith.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing

Miscellaneous

Total

__________________________

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of November 30, 2021:

Title of Class	Number of Record Holders

Class A Units of Beneficial Interest	3,964
Class I Units of Beneficial Interest	2,553

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(4) to Amendment No. 6, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) to Amendment No. 1. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

SS&C Technologies, Inc., and its affiliates, DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc., serve as the Registrant's administrator, and maintain certain required accounting related and financial books and records of the Registrant at 430 W. 7th Street, Kansas City, Missouri 64105-1594 and 1290 Broadway, Suite 1100, Denver, Colorado 80203. The other required books and records are maintained by Central Park Advisers, LLC, 500 Fifth Avenue, 31st Floor, New York, New York 10110.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of December, 2021.

CPG CARLYLE COMMITMENTS FUND, LLC

By:     /s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

Exhibit Index

(r)(1)	Code of Ethics of the Registrant
(r)(2)	Code of Ethics of Central Park Advisers, LLC